EXHIBIT 99.1

Frequency Electronics, Inc. Announces Third Quarter Fiscal Year 2014 Results

MITCHEL FIELD, N.Y., March 10, 2014 (GLOBE NEWSWIRE) -- Frequency Electronics, Inc. (Nasdaq:FEIM) reported revenues for the third quarter of fiscal 2014, which ended January 31, 2014, of $18.2 million, up from $17.0 million recorded in the preceding quarter and compared to $17.1 million recorded in the third quarter of fiscal 2013. Revenues for the first nine months of fiscal 2014 were $52.1 million compared to $51.4 million recorded in the same period of fiscal year 2013.

Operating profit was $1.3 million for the quarter ended January 31, 2014, compared to $1.3 million in the preceding quarter and $1.7 million in the third quarter of the prior year. Operating profit for the first nine months of fiscal year 2014 was $3.5 million compared to $4.8 million in the same period of fiscal year 2013. Net income for the third quarter of fiscal 2014 was $1.2 million or $0.14 per diluted share, compared to $1.4 million or $0.16 per diluted share in the preceding quarter, which included $736,000 in net proceeds from the sale of equipment under a license agreement and compared to $1.5 million or $0.18 per diluted share for the third quarter of the prior year. For the year to date, net income was $3.3 million or $0.37 per diluted share compared to the prior year's $3.7 million or $0.43 per diluted share.

Commenting on these results, Chairman of the Board General Joseph Franklin said: "FEI's largest and fastest growing business area, satellite payloads, continued its solid growth. For the first nine months of our current fiscal year, revenues were up over 20% from last year. Overall results were impacted by higher R&D spending on our new products and higher than anticipated engineering costs in our non-space business areas. Based on our strong backlog we anticipate further gains in revenues and higher operating profits from our space business for the balance of this full fiscal year and beyond. We also see great new opportunities for our non-space subsidiaries in the emerging cyber security market involving Homeland Security, DOD, commercial and other government applications. There is a critical need to safeguard U.S. secure communication assets worldwide on land, sea and in air."

Fiscal 2014 Selected Financial Metrics and Other Items:

  For the nine months ended January 31, 2014, satellite payload revenues approached 60% of consolidated revenues.  Satellite payloads account for over three-fourths of consolidated backlog more than half of which is for Commercial end-use.
  Spending on internal research and development (IR&D) for the nine months ended January 31, 2014, increased by approximately $850,000 compared to the same period of the prior year. These expenditures reflect the Company's IR&D spending on the next expansion of its satellite payload product line and other new products.
  Gross margins for the quarter ended January 31, 2014, were impacted by lower sales volume in the FEI-Zyfer segment, higher engineering design costs at Gillam-FEI and weather-related production interruptions in our FEI-New York segment.
  For the quarter ended January 31, 2014, the Company generated operating cash flow in excess of $3.0 million and is now cash flow positive through nine months of fiscal year 2014. Capital expenditures for the nine months ended January 31, 2014 were $3.5 million.
  Inventory increased by approximately $4.5 million from the end of the last fiscal year primarily in preparation for the production phase of the multi-satellite Iridium program as well as for other multi-satellite constellation programs. Consuming this inventory will result in increased revenues and additional operating cash flow going forward.
  For the nine months ended January 31, 2014, total sales for U.S. Government/DOD end-use, including revenues on U.S. Government satellite programs, continued to account for more than half of consolidated revenues.

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Monday, March 10, 2014, at 4:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-877-407-9205. International callers may dial 1-201-689-8054. Ask for the Frequency Electronics conference call.

The call will be archived on the Company's website through April 11, 2014. The archived call may also be retrieved at 1-877-660-6853 (domestic) or 1-201-612-7415 (international) using Conference ID #: 13577985.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications.  Frequency's products are used in satellite payloads and in other commercial, government and military systems including C4ISR markets, missiles, UAVs, aircraft, GPS, secure radios, energy exploration and wireline and wireless communication networks.  Frequency has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs.  The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets.

Frequency's Mission Statement: "Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 46 GHz, for space and other challenging environments."

Subsidiaries and Affiliates: Gillam-FEI provides expertise in network synchronization and monitoring; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Asia provides cost effective manufacturing capabilities; FEI-Elcom Tech provides added resources for state-of-the-art RF microwave products.  Frequency's Morion affiliate supplies high-quality, cost effective oscillators and components.  Additional information is available on the Company's website: www.frequencyelectronics.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations

	Quarter Months ended		Nine Months Ended
	January 31,		January 31,
	2014	2013	2014	2013
	(unaudited)
	(in thousands except per share data)

Net Revenues	$18,218	$17,137	$52,052	$51,391
Cost of Revenues	12,107	10,387	33,443	31,928
Gross Margin	6,111	6,750	18,609	19,463
Selling and Administrative	3,488	3,887	10,534	10,883
Research and Development	1,363	1,113	4,589	3,731
Operating Profit	1,260	1,750	3,486	4,849
Interest and Other, Net	378	70	1,369	280
Income before Income Taxes	1,638	1,820	4,855	5,129
Income Tax Provision	420	300	1,570	1,400
Net Income	$1,218	$1,520	$3,285	$3,729

Net Income per Share:
Basic	$0.14	$0.18	$0.39	$0.44
Diluted	$0.14	$0.18	$0.37	$0.43
Average Shares Outstanding
Basic	8,537	8,424	8,516	8,401
Diluted	8,857	8,604	8,806	8,584

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	January 31,	April 30,
	2014	2013
	(in thousands)

ASSETS
Cash & Marketable Securities	$22,632	$21,730
Accounts Receivable	12,124	7,781
Costs and Estimated Earnings in Excess of Billings, net	3,857	8,617
Inventories	42,076	37,521
Other Current Assets	5,371	5,367
Property, Plant & Equipment	10,193	8,316
Other Assets	20,122	19,577
	$116,375	$108,909

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$7,544	$9,327
Long-term debt	10,100	6,000
Other Long-term Obligations	11,309	11,130
Stockholders' Equity	87,422	82,452
	$116,375	$108,909

CONTACT: Alan Miller, CFO, or
         General Joseph P. Franklin, Chairman:
         TELEPHONE: (516) 794-4500
         WEBSITE: www.frequencyelectronics.com